Exhibit 99.1

August 29, 2017

Mr. Alan Edrick

Executive Vice President and Chief Financial Officer

OSI Systems, Inc.

12525 Chadron Avenue

Hawthorne, California 90250

Dear Mr. Edrick:

You have furnished us with a copy of the “Notification of Late Filing” on Form 12b-25, dated August 29, 2017, of OSI Systems, Inc. (the “Company”).  We are in agreement with the comments under Part III of the Form with respect to the reasons why we are unable to complete our integrated audit on or before the date that the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2017 is required to be filed.

Very truly yours,

/s/ Moss Adams LLP

Moss Adams LLP